Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS RECORD SECOND QUARTER 2021 RESULTS

Second Quarter 2021 Highlights

•Record sales of $437.3 million, compared to second quarter 2020 sales of $308.3 million, an increase of 42%
•Strong organic sales growth in all three Segments: Distribution 41%; Fueling Systems 27%; and Water Systems 23%
•Operating income was $51.6 million, compared to second quarter 2020 operating income of $33.9 million, an increase of 52%
•GAAP fully diluted earnings per share (EPS) was $0.83 a record for any quarter
•Working capital as a percent of trailing twelve months sales improved 450 basis points to 27.2%

Fort Wayne, IN – July 27, 2021 – Franklin Electric Co. Inc. today announced second quarter 2021 financial results.

Second quarter 2021 sales were $437.3 million, compared to second quarter 2020 sales of $308.3 million, an increase of 42 percent. Second quarter 2021 operating income was $51.6 million, compared to second quarter 2020 operating income of $33.9 million, an increase of 52 percent.

Second quarter 2021 GAAP fully diluted earnings per share (EPS) was $0.83, versus second quarter 2020 GAAP fully diluted EPS of $0.52.

“In the second quarter of 2021, we delivered the highest sales and operating income for any quarter in Franklin’s history, which included record revenue in Water Systems and Distribution, record operating income in Distribution and a strong performance in Fueling Systems, most notably in the U.S. This robust performance was propelled by a favorable demand environment and solid execution by our team. Further, our international businesses posted strong results across almost all regions, as we continued to carefully navigate a challenging operating environment. As a result, we posted year-over-year revenue and earnings per share growth of 42 percent and 60 percent, respectively. While supply chain constraints and inflation have presented challenges, we have remained agile and disciplined, positioning us to further capitalize on the opportunities in front of us,” commented Gregg Sengstack, Franklin Electric’s Chairperson and Chief Executive Officer.

Mr. Sengstack continued, “Our second quarter acquisitions have further established a meaningful Water Treatment platform in North America. We remain confident as we look to the remainder of the year, as we believe we have ample runway to execute on our strategic plan and drive continued growth across the business.”

Segment Summaries

Water Systems sales, a new record for any quarter, were $247.2 million in the second quarter 2021, an increase of $68.8 million or 39 percent versus the second quarter 2020. Water Systems sales, excluding acquisitions and the impact of foreign currency translation, were up about 23 percent compared to the second quarter 2020. Sales of groundwater, surface and dewatering pump equipment all increased significantly due to strong end market demand and because the second quarter of 2020 was impacted negatively by the global pandemic. Water Systems operating income in the second quarter was $34.6 million driven by higher sales but offset in part by the inflationary impact of higher raw material and freight costs. Second quarter 2020 Water Systems operating income was $28.7 million.

Distribution sales were a record at $144.8 million in the second quarter 2021. The Distribution segment organic sales increased 41 percent compared to the second quarter of 2020. Revenue growth was driven by broad-based demand in all regions and product categories. The Distribution segment operating income was a record at $16.0 million in the second quarter of 2021 compared to second quarter 2020 operating income of $6.8 million.

Fueling Systems sales were $72.2 million in the second quarter 2021, an increase of $16.2 million versus the second quarter 2020. Fueling Systems sales in the U.S. and Canada increased by about 40 percent compared to the second quarter 2020. The increase was due to higher demand for Piping, Pumping and Fuel Management Systems. Outside the U.S. and Canada, Fueling Systems revenues increased by about 1 percent, driven primarily by higher sales in Latin America and EMENA, partially offset by lower sales in China. Fueling Systems operating income in the second quarter was $18.5 million, compared to $13.5 million in the second quarter of 2020, driven by higher sales.

Cash Flow

Net cash flows from operating activities for the first half of 2021 were $35.5 million versus $47.0 million in the same period in 2020. The decrease was primarily due to higher working capital requirements in support of higher revenues.

2021 Guidance

The Company is maintaining its most recent full year 2021 earnings per share before restructuring expenses to be in the range from $2.85 to $3.05. The Company’s 2021 guidance assumes there will not be any worsening impacts from supply chain disruptions and the global pandemic.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The second quarter 2021 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/br8axpfg

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is 6592147.

A replay of the conference call will be available Tuesday, July 27, 2021 at 12:00 noon ET through noon ET on Tuesday, August 3, 2021, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is 6592147.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2020, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

Franklin Electric Contact:

Jeffery L. Taylor
Franklin Electric Co., Inc.
260-824-2900
Email: jeffery.taylor@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Second Quarter Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net sales	$437,280	$308,281	$770,326	$575,035
Cost of sales	285,041	201,159	502,541	377,596
Gross profit	152,239	107,122	267,785	197,439
Selling, general, and administrative expenses	100,485	72,314	182,088	147,937
Restructuring expense	153	875	305	1,748
Operating income	51,601	33,933	85,392	47,754
Interest expense	(1,366)	(1,132)	(2,456)	(2,366)
Other income/(expense), net	(430)	(397)	(530)	(599)
Foreign exchange income/(expense)	(1,189)	(906)	(1,246)	56
Income before income taxes	48,616	31,498	81,160	44,845
Income tax (benefit)/ expense	9,253	6,696	13,634	9,251
Net income	$39,363	$24,802	$67,526	$35,594
Less: Net (income)/loss attributable to noncontrolling interests	(222)	(151)	(505)	(300)
Net income attributable to Franklin Electric Co., Inc.	$39,141	$24,651	$67,021	$35,294

Income per share:
Basic	$0.84	$0.53	$1.44	$0.76
Diluted	$0.83	$0.52	$1.42	$0.75

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	June 30, 2021	December 31, 2020
ASSETS

Cash and equivalents	$81,597	$130,787
Receivables (net)	226,074	159,827
Inventories	350,121	300,932
Other current assets	33,474	27,708
Total current assets	691,266	619,254

Property, plant, and equipment, net	210,423	209,021
Right-of-use asset, net	35,881	31,954
Goodwill and other assets	573,275	412,078
Total assets	$1,510,845	$1,272,307

LIABILITIES AND EQUITY

Accounts payable	$148,862	$95,903
Accrued expenses and other current liabilities	93,035	94,160
Current lease liability	12,680	11,090
Current maturities of long-term debt and short-term borrowings	132,428	2,551
Total current liabilities	387,005	203,704

Long-term debt	91,279	91,966
Long-term lease liability	23,416	20,866
Income taxes payable non-current	11,610	11,965
Deferred income taxes	27,373	25,671
Employee benefit plans	41,386	44,443
Other long-term liabilities	25,145	23,988

Redeemable noncontrolling interest	(209)	(245)

Total equity	903,840	849,949
Total liabilities and equity	$1,510,845	$1,272,307

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
(In thousands)
	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income	$67,526	$35,594
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	20,535	17,990
Non-cash lease expense	6,471	5,283
Share-based compensation	6,573	7,015
Other	1,753	267
Changes in assets and liabilities:
Receivables	(62,860)	(17,820)
Inventory	(41,848)	(7,520)
Accounts payable and accrued expenses	50,262	8,561
Operating leases	(6,471)	(5,283)
Income taxes-U.S. Tax Cuts and Jobs Act	(355)	—
Other	(6,056)	2,914

Net cash flows from operating activities	35,530	47,001

Cash flows from investing activities:
Additions to property, plant, and equipment	(12,777)	(9,445)
Proceeds from sale of property, plant, and equipment	8	25
Acquisitions and investments	(180,917)	(5,826)
Other investing activities	27	3

Net cash flows from investing activities	(193,659)	(15,243)

Cash flows from financing activities:
Change in debt	129,264	(17,908)
Proceeds from issuance of common stock	8,989	1,520
Purchases of common stock	$(11,231)	$(17,724)
Dividends paid	(16,320)	(14,446)
Purchase of redeemable non-controlling shares	—	—

Net cash flows from financing activities	110,702	(48,558)

Effect of exchange rate changes on cash	(1,763)	(4,522)
Net change in cash and equivalents	(49,190)	(21,322)
Cash and equivalents at beginning of period	130,787	64,405
Cash and equivalents at end of period	$81,597	$43,083

Key Performance Indicators: Earnings Per Share Calculations

Earnings Before and After Restructuring	For the Second Quarter
(in millions)	2021	2020	Change

Net Income attributable to FE Co., Inc. Reported	$39.1	$24.7	58%
Allocated Earnings	$(0.2)	$(0.2)
Earnings for EPS Calculations	$38.9	$24.5	59%

Restructuring (before tax):	$0.2	$0.9

Restructuring, net of tax:	$0.2	$0.7

Earnings Before Restructuring	$39.1	$25.2	55%

Earnings Per Share	For the Second Quarter
Before and After Restructuring	2021	2020	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	47.1	46.5	1%

Fully Diluted Earnings Per Share (“EPS”) Reported	$0.83	$0.52	60%

Restructuring Per Share, net of tax	$—	$0.02

Fully Diluted EPS Before Restructuring	$0.83	$0.54	54%

Key Performance Indicators: Net Sales Summary

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated
Q2 2020	$99.0	$24.2	$35.5	$19.7	$178.4	$56.0	$92.1	$(18.2)	$308.3
Q2 2021	$141.0	$34.7	$51.4	$20.1	$247.2	$72.2	$144.8	$(26.9)	$437.3
Change	$42.0	$10.5	$15.9	$0.4	$68.8	$16.2	$52.7	$(8.7)	$129.0
% Change	42%	43%	45%	2%	39%	29%	57%		42%

Foreign currency translation	$1.5	$(0.2)	$2.7	$0.8	$4.8	$1.3	$—
% Change	2%	(1)%	8%	4%	3%	2%	—%

Acquisitions	$23.8	$—	$—	$—	$23.8	$—	$15.1

Volume/Price	$16.7	$10.7	$13.2	$(0.4)	$40.2	$14.9	$37.6
% Change	17%	44%	37%	(2)%	23%	27%	41%

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the Second Quarter 2021
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$34.6	$18.5	$16.0	$(17.5)	$51.6
% Operating Income To Net Sales	14.0%	25.6%	11.0%		11.8%

Restructuring	$0.1	$—	$—	$—	$0.1
Operating Income/(Loss) Before Restructuring	$34.7	$18.5	$16.0	$(17.5)	$51.7
% Operating Income to Net Sales Before Restructuring	14.0%	25.6%	11.0%		11.8%

Operating Income and Margins
(in millions)	For the Second Quarter 2020
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$28.7	$13.5	$6.8	$(15.1)	$33.9
% Operating Income To Net Sales	16.1%	24.1%	7.4%		11.0%

Restructuring	$0.9	$—	$—	$—	$0.9
Operating Income/(Loss) Before Restructuring	$29.6	$13.5	$6.8	$(15.1)	$34.8
% Operating Income to Net Sales Before Restructuring	16.6%	24.1%	7.4%		11.3%